Exhibit 3.1

THIRD AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

HANMI FINANCIAL CORPORATION

The Amended and Restated Bylaws of Hanmi Financial Corporation (the “Bylaws”) are hereby amended, effective as of March 26, 2014 as follows:

Article III, Section 3.3 of the Bylaws is deleted in its entirety and replaced with the following:

Section 3.3 Terms.

(i) Except as may be otherwise provided by the terms of any class or series of stock having a preference over the Corporation’s common stock, each director shall hold office until (a) the annual meeting of stockholders in the calendar year in which his or her term of office expires and until his successor is elected and qualified or (b) his earlier death, resignation or removal in the manner that the directors of the Corporation, other than those who may be elected pursuant to the terms of any series of preferred stock or any other securities of the Corporation other than common stock, may determine from time to time. Except as may be otherwise provided by the terms of any series of preferred stock or any other securities of the Corporation, no decrease in the authorized number of directors shall shorten the term of any incumbent directors.

(ii) In an election of directors that is determined to be an “uncontested election,” each director nominee shall be elected to the Board of Directors by the vote of the “majority of the votes cast” with respect to that director nominee’s election at any meeting for the election of directors at which a quorum is present. In an election of directors that is determined by the Board of Directors to be a “contested election,” each director nominee shall be elected to the Board of Directors by a plurality of the votes cast with respect to that director nominee’s election at any meeting for the election of directors at which a quorum is present, and stockholders shall not be permitted to vote against any nominee for director. For purposes of this Article III, Section 3.3: (a) an “uncontested election” is an election of directors in which the number of nominees is not greater than the number of directors to be elected; (b) a “majority of the votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee; and (c) a “contested election” is an election of directors in which the number of nominees is greater than the number of directors to be elected.

In a contested election, if an incumbent director is not elected by a plurality of votes cast, the incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration. The Nominating and Corporate Governance and Compensation Committee (the “NCGC Committee”) will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the NCGC Committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the NCGC Committee’s or the Board of Directors’ recommendation or decision, or any deliberations related thereto.

If a director’s resignation is accepted by the Board of Directors pursuant to this Article III, Section 3.3, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Article III, Section 3.6 or may decrease the size of the Board of Directors pursuant to Article III, Section 3.2. If a director’s resignation is not accepted by the Board of Directors pursuant to this Article III, Section 3.3, such director will continue to serve until the next annual meeting and until such director’s successor shall have been duly elected and qualified, or his or her earlier resignation or removal.

Shares represented by proxies that reflect, with respect to a proposal, abstentions or limited voting authority, including “broker non-votes” (i.e. shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) shall be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any proposal, shares represented by such proxies will be treated as not present and not entitled to vote with respect to the proposal or proposals.

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.